Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-266317, 333-257919, and 333-252341 on Form S-8 of our report dated April 8, 2022, relating to the financial statements of Kiromic BioPharma, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Houston, Texas

April 17, 2023